Exhibit 11.01

                                   SWANK, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
             (dollars in thousands except share and per share data)

                                           Year Ended December 31,
                                          1995        1994          1993
                                          ====        ====          ====
(Loss) income before cumulative
 effect of a change in
 accounting for income taxes           $(8,944)     $5,572        $2,793

Cumulative effect of a change in
  accounting for income taxes                                        477
                                        ------       -----         -----
Net (loss) income                       (8,944)      5,572         3,270
                                        ======       =====         =====
Primary
Weighted average common shares
  outstanding                       16,499,808  16,470,636    16,435,636

Effect of excluding unallocated
  shares held in ESOP                 (364,440)  (538,127)             0

Common shares issuable in respect
  to common equivalents with a
  dilutive effect                            0    274,174       823,292
                                    ---------- ----------    ----------
Total common and common
  equivalent shares                 16,135,368 16,206,683    17,258,928
                                    ========== ==========    ==========
Primary income per share before
  cumulative effect of a change
  in accounting for income taxes        ($.55)       $.34         $0.16

Cumulative effect of a change in
  accounting for income taxes per
  share                                  0.00        0.00          0.03
                                        -----        ----         -----
Primary net income per share (1)        ($.55)       $.34         $0.19
                                        =====        ====          ====
Fully Diluted
Weighted average common shares
  outstanding                      16,499,808  16,470,636    16,435,636

Effect of excluding unallocated
  shares held in ESOP                (364,440)   (538,127)

Common shares issuable in respect
  to common stock equivalents
 with a dilutive effect.                    0     274,174     1,045,349
                                   ----------  ----------    ----------
Total common and common
  equivalent shares                16,135,368  16,206,683    17,480,985
                                   ==========  ==========    ==========
Fully diluted income per share
  before cumulative effect of a
  change in accounting for
  income taxes                         ($.55)       $.34          $0.16

Cumulative effect of a change in
  accounting for income taxes per
  share                                 0.00        0.00           0.03

Fully diluted net income per          -----         ----          -----
  share (1)                           ($.55)        $.34          $0.19
                                      =====         ====          =====




 (1) Net income per common share is computed by dividing net income by total common and common equivalent shares.